EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:	David P. Mansfield
President and Chief Executive Officer
Telephone:	(603) 334-1250

PROVIDENT BANCORP, INC. ANNOUNCES COMPLETION OF STOCK OFFERING AND RELATED CONVERSION

Amesbury, Massachusetts, October 16, 2019 — Provident Bancorp, Inc. (the “Company”) announced today that Provident Bancorp (the “MHC”) has completed its conversion from the mutual holding company to the stock holding company form of organization (the “Conversion”) and the Company has completed it related stock offering. As a result of the closing of the Conversion, the Company is now the holding company of The Provident Bank (the “Bank”). The MHC and the Bank’s previous mid-tier holding company, also named Provident Bancorp, Inc. (“Old Provident”), ceased to exist effective upon the closing of the Conversion. The results of the stock offering were previously reported in Old Provident’s press release dated October 11, 2019.

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “PVBC” beginning on October 17, 2019.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to purchasers promptly following the closing.  Persons wishing to confirm their orders may contact the stock information center at (978) 834-8505.

Sandler O’ Neill & Partners, L.P. acted as marketing agent for the Company in connection with the offering. Luse Gorman PC acted as legal counsel to the Company in connection with the Conversion and offering. Nutter McClennen & Fish LLP acted as legal counsel to Sandler O’Neill & Partners, L.P. in connection with the offering.

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The

Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is the holding company for The Provident Bank. The Bank is an innovative, commercial bank that finds solutions for its business and private clients. The Bank is committed to strengthening the economic development of the regions it serves, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Bank has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund. For additional information, visit www.theprovidentbank.com.